Exhibit 99.1

PRESS RELEASE

Ramesh Zacharias
CEO
Med-Emerg International Inc.
Tel:  905-858-1368
Email:  rzacharias@med-emerg.com

MED-EMERG INTERNATIONAL INC. REPORTS IMPROVED INCOME FROM CONTINUING OPERATIONS

Toronto, Canada - May 15, 2008: Med-Emerg International Inc. (OTCBB - MDER), announced today that revenue from continuing operations, for the three months ended March 31, 2008 were $5.5 million compared to $4.8 million for the same period in 2007 (all amounts are $US unless otherwise stated). For the three month period, earnings before depreciation, amortization, interest and taxes (EBITDA) improved to $179K from a loss of ($106K) in 2007. The improvement in EBITDA arose largely as a result of improved performance in the Infusions Services division. Losses in Pain Management decreased to ($201K) in 2008 from ($234K) in 2007. The Staffing Solutions division reported income of $9K compared to a loss of ($27K) in 2007.

The Company reported a Loss attributable to common shareholders in the quarter of ($6K) ($0.000 per share) in 2008, compared to a loss of ($287K) ($0.005 per share) in 2007.

The Company’s financial statement information is summarized below:

(US$000's except share information)	Three Months Ended
	March 31
	2008	2007
Revenue	5,465	4,822
EBITDA	179	(106)
Income (loss) from continuing operations	81	(175)
Loss from discontinued operations	(87)	(113)
Net income (loss) attributable to common shareholders	(6)	(287)
Net income (loss) per common share (basis and diluted)
Continuing operations	0.001	(0.003)
Discontinued operations	(0.001)	(0.002)
Weighted average shares outstanding, basic (millions)	58,277,696	58,277,696

(US$000's)
	March	December 31,
Balance Sheet Data:	31, 2008	2007
Working Capital Surplus	2 ,436	2,472
Total Assets	7,440	7,529
Long-term debt	397	445
Shareholders' equity - Canadian GAAP	837	880
Shareholders' equity - US GAAP	802	926

MEII specializes in the coordination and delivery of health care services in Canada and overseas. These services include an integrated chronic pain management program, community-based infusion centers and health human resource management, including physician and nurse staffing.

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All statements included in this press release that are not statements of historical fact are forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995. The words "plan", "expect", "believe", "intend", "anticipate", "forecast", "target", "estimate" and similar expressions identify forward-looking statements. Forward-looking statements are based on assumptions made by and information currently available to the Company. Investors are cautioned that these forward-looking statements are neither promises nor guarantees, and are subject to risks and uncertainties that may cause future results to differ materially from those expected. These risks and uncertainties are outlined in the Company's Annual Report on Form 10-K for 2007, and such other documents as are filed with the Securities and Exchange Commission from time to time. The Company does not undertake to review or update these forward-looking statements. The Company qualifies all of the information contained in this press release, and particularly its forward-looking statements, by these cautionary statements.